UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 6, 2010

UTEC, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53241	20-5936198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7230 Indian Creek Ln., Ste. 201 Las Vegas, NV 89149
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (702) 839-4029

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⁭      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
  (17 CFR 240.14d-2(b))

⁭      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
  (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.     Entry into a Material Definitive Agreement.

On August 6, 2010, UTEC, Inc., a Nevada corporation (the “Company”), entered into a Director’s Agreement with Bill Herndon, a director of the Company, (the “Herndon Agreement”) and a Director’s Agreement with Paul Liebman, a director of the Company, (the “Liebman Agreement” and together with the Herndon Agreement, the “Agreements”).  The Herndon Agreement and the Liebman Agreement provide for terms outlining the duties, obligations, responsibilities and rights that are expected of Mr. Herndon and Mr. Liebman as members of the Company’s Board of Directors (the “Board”).  The Agreements provide that Mr. Herndon and Mr. Liebman will have all the responsibilities of a director of the Company imposed by Nevada or applicable law, the Articles of Incorporation of the Company and its Bylaws.

The term of the Agreements commenced on August 6, 2010 and will continue until the election, qualification and assumption of office by Mr. Herndon’s and Mr. Liebman’s successors as members of the Board of Directors, unless earlier terminated by Mr. Herndon’s or Mr. Liebman’s resignation or removal as directors of the Company. The term of the Agreements will terminate if Mr. Herndon and Mr. Liebman, respectively, are not re-elected as directors at the next annual or special meeting of stockholders of the Company for the election of directors.

The Agreements provide that the Company will pay each of Mr. Herndon and Mr. Liebman a fee of $1,000 per attended Board meeting.  In addition, pursuant to the Agreements, the Company granted each of Mr. Herndon and Mr. Liebman 2,000,000 shares of the Company’s common stock.

The form of the Herndon Agreement and Liebman Agreement is attached to this report as Exhibit 10.1 and the terms and conditions are incorporated herein. The foregoing statements are not intended to be a complete description of all terms and conditions.

Section 5 - Corporate Governance and Management

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Please see the descriptions of the Herndon Agreement and the Liebman Agreement in Item 1.01 above which are incorporated herein by reference.

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Section 9 - Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit
No.	Description

10.1	Form of Director’s Agreement

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2010	UTEC, INC.

	By:	/s/ Kenneth B. Liebscher
Kenneth B. Liebscher
President and Chief Executive Officer

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